EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION REPORTS FOURTH QUARTER AND RECORD RESULTS FOR FISCAL YEAR 2014

Seventeenth Consecutive Quarter of Year-Over-Year Growth in Total Revenues and Adjusted EBITDA

PASADENA, CA – September 8, 2014 – General Finance Corporation (NASDAQ: GFN), the parent company of businesses in the mobile storage, liquid containment and modular space (“portable services”) industries (the “Company”), today announced its consolidated financial results for the fourth quarter and the fiscal year ended June 30, 2014. The consolidated results include the Company’s principal leasing operations in the Asia-Pacific regions of Australia and New Zealand, consisting of majority-owned Royal Wolf Holdings Limited (“Royal Wolf”), the leading provider of portable storage solutions in those regions, and in North America, consisting of wholly-owned Pac-Van, Inc. (“Pac-Van”) and Lone Star Tank Rental Inc. (“Lone Star”), prominent regional providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings, and 90%-owned Southern Frac, LLC (“Southern Frac”), a domestic manufacturer of portable liquid storage tank containers.

Fourth Quarter 2014 Highlights
•
Total revenues were $90.1 million, an increase of 39% over the fourth quarter of fiscal year 2014, and included revenues of $14.7 million at Lone Star, which was acquired on April 7, 2014 for approximately $102 million.

•	Leasing revenues comprised 61% of total non-manufacturing revenues versus 52% for the fourth quarter of fiscal year 2013.
•	Adjusted EBITDA was $23.4 million, an increase of 80% over the fourth quarter of fiscal year 2013, primarily driven by increased leasing revenues in North America.
•	Adjusted EBITDA margin was 26%, compared to 20% in the fourth quarter of fiscal year 2013.
•	Net income attributable to common shareholders was $0.8 million, or $0.03 per diluted share, compared to $0.2 million, or $0.01 per diluted share, for the fourth quarter of fiscal year 2013.
•	Average fleet unit utilization in the Asia-Pacific was 82%.
•	Average fleet unit utilization in North America was 77%.
•	Raised $72 million in gross proceeds from a senior notes offering.

Fiscal Year 2014 Highlights
•	Total revenues were $287.1 million, an increase of 17% over fiscal year 2013, and included revenues of $14.7 million at Lone Star.
•	Leasing revenues comprised 56% of total non-manufacturing revenues versus 55% for fiscal year 2013.
•	Adjusted EBITDA was $69.1 million, an increase of 30% over fiscal year 2013.
•	Adjusted EBITDA margin was 24%, compared to 22% for fiscal year 2013.
•	Net income attributable to common shareholders was $3.9 million, or $0.15 per diluted share, compared to $3.5 million, or $0.16 per diluted share, for the fiscal year 2013.
•	Fleet utilization as of June 30, 2014 in the Asia-Pacific was 82%.
•	Fleet utilization as of June 30, 2014 in North America was 79%
•	Completed seven acquisitions, five in North America, including Lone Star, and two in the Asia-Pacific region.

Management Commentary

“Fiscal year 2014 was a pivotal year for General Finance Corporation as we took another big step towards our strategic goal of growing our investment in the container asset class by acquiring Lone Star, expanding our fleet of portable liquid storage tank containers and providing additional value-added services to our tank customers,” said Ronald Valenta, President and Chief Executive Officer of General Finance Corporation. “We delivered strong results across both of our geographic venues. In the Asia-Pacific region, we continue to benefit from our extensive geographic reach in both Australia and New Zealand, as well as our customer diversity and broad product offerings across a wide range of industries. In North America, we are experiencing strong growth in demand for all of our key container-based products, which include portable liquid storage tank containers, portable storage and office containers.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “In Fiscal year 2014, we were pleased to see our company-wide adjusted EBITDA grow by 30% and our free cash flow before fleet activity and acquisitions grow by 41%. Additionally, with our recent capital raise of $72 million in senior notes, we further provide the financial flexibility to continue pursuing our growth strategy.”

Mr. Valenta concluded, “We are entering fiscal year 2015 with strong operating momentum in both the Asia-Pacific and in North America. With the acquisition of Lone Star, we are well positioned to capitalize on the growth opportunities in our country’s key energy producing regions, adding substantial scale to our North American operations and enabling us to continue to build out our portable services platform, driving increased profitability and attractive shareholder returns. Additionally, in July, we acquired a portable storage container business in Texas for just over $5 million.”

Fourth Quarter 2014 Operating Summary

North America
Revenues from our North America leasing operations for the fourth quarter of fiscal year 2014 totaled $39.3 million, compared with $20.2 million for the fourth quarter of fiscal year 2013, an increase of 95%, and included revenues of $14.7 million at Lone Star, which was acquired effective April 1, 2014.  Excluding the impact of Lone Star, revenues increased by 22%, primarily driven by a 30% increase in leasing revenues. The increase in leasing activity was due to improved demand across most sectors, particularly in mining and energy, commercial, construction and industrial. Adjusted EBITDA for the fourth quarter of fiscal year 2014 more than tripled to $12.4 million, compared with $3.9 million for the year-ago quarter. The significant increase in adjusted EBITDA was primarily driven by the inclusion of results from Lone Star, as well as by strong lease fleet utilization, a 32% increase in the average number of units on lease and improved lease rates across most product lines at Pac-Van.

North American manufacturing revenues for the fourth quarter of fiscal year 2014 totaled $18.9 million.  Included in this amount were intercompany revenues of $12.2 million from portable liquid tank containers sold to our North America leasing operations and eliminated in the Company’s consolidated results. This compares to $13.4 million and $7.3 million of stand-alone and intercompany revenues, respectively, during the fourth quarter of fiscal year 2013. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $3.3 million for the quarter, as compared to $0.8 million in the fourth quarter of fiscal year 2013.  Southern Frac benefited from increased demand at our North America leasing operations in the Texas market and the improvement in adjusted EBITDA was due to a combination of positive operating leverage associated with the higher revenues and efficiencies attained in the manufacturing process, including lower material costs.

Asia-Pacific
Revenues from the Asia-Pacific for the fourth quarter of fiscal year 2014 totaled $44.0 million, compared with $38.6 million for the fourth quarter of fiscal year 2013, an increase of 14%. On a local currency basis, revenues increased by 21%, primarily due to increased sales to the government and transportation sectors and a 15% increase in leasing revenues, driven by growth in the resources and construction sectors.  Adjusted EBITDA for the fourth quarter of 2014 was $12.8 million, compared with $11.0 million for the year-ago quarter, an increase of 16%.

Fiscal Year 2014 Operating Summary

North America
Revenues from our North America leasing operations for the fiscal year 2014 totaled $105.8 million, compared with $73.1 million in the prior year, an increase of 45%, and included revenues of $14.7 million at Lone Star.  Excluding the impact of Lone Star, revenues increased by 25%, primarily driven by a 27% increase in leasing revenues. The increase in leasing activity was due to improved demand across most sectors, particularly in mining and energy, commercial, construction, industrial and retail. Adjusted EBITDA for the fiscal year 2014 nearly doubled to $28.5 million from $14.8 million in the prior year. The significant increase in adjusted EBITDA was primarily driven by the inclusion of results from Lone Star, as well as by strong lease fleet utilization, a 30% increase in the average number of units on lease and improved lease rates across most product lines at Pac-Van.

North American manufacturing revenues for the fiscal year 2014 totaled $48.3 million. Included in this amount were intercompany revenues of $28.6 million from portable liquid tank containers sold to our North America leasing operations and eliminated in the Company’s consolidated results. This compares to $31.6 million and $12.5 million of stand-alone and intercompany revenues, respectively, during the fiscal year 2013. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA for the fiscal year 2014 was $7.2 million, as compared to $1.3 million in the prior year. The improvement in adjusted EBITDA was due to a combination of positive operating leverage associated with the higher revenues and efficiencies attained in the manufacturing process, including lower material costs.

Asia-Pacific
Revenues from the Asia-Pacific for the fiscal year 2014 totaled $161.7 million, compared with $153.3 million in the prior year, an increase of 5%. On a local currency basis, revenues increased by 18%, driven by growth in the transportation, government and resources sectors.  Adjusted EBITDA increased 3% for the fiscal year 2014 to $44.2 million from $43.1 million in the prior year. The increase in adjusted EBITDA was primarily driven by higher sales revenues, as well as by strong lease fleet utilization, an increase in the average number of units on lease and improved lease rates across all product lines.

Balance Sheet and Liquidity Overview

At June 30, 2014, the Company had total debt of $302.9 million and cash and cash equivalents of $5.8 million, compared with $163.0 million and $6.3 million at June 30, 2013, respectively. At June 30, 2014, Royal Wolf had $23.3 million of availability under its $165.2 million credit facility and our North America leasing operations had $77.8 million of availability under its $200 million credit facility.

During the fiscal year 2014, the Company generated cash from operating activities of approximately $51.5 million, as compared to $34.9 million for the prior year.  For the fiscal year 2014, the Company invested a net $65.8 million ($44.3 million in North America and $21.5 million in the Asia-Pacific) in the lease fleet, as compared to $47.6 million in net fleet investment ($24.6 million in North America and $23.0 million in the Asia-Pacific) in fiscal year 2013.

Receivables were $61.5 million at June 30, 2014, as compared to $34.4 million at June 30, 2013. Days sales outstanding in receivables were 43 days and 67 days for Asia-Pacific and North America leasing operations, respectively, compared to 44 days and 50 days at June 30, 2013, respectively.

General Finance owns over 50% of Royal Wolf’s total shares outstanding. The value of these shares is approximately $160.9 million, or $6.27 per current outstanding GFN common share, based on Royal Wolf’s September 5, 2014 closing price of A$3.42 and an AUD/USD exchange rate of 0.937.

Outlook

The Board of Directors of Royal Wolf has not provided specific financial guidance for fiscal year 2015. However, Australian analysts covering Royal Wolf have published revenue estimates ranging between A$173 million to A$180 million and a consensus estimate for a low double digit increase in adjusted EBITDA in fiscal year 2015 from fiscal year 2014.

Management expects significantly improved revenues and adjusted EBITDA for the North American leasing operations for fiscal year 2015 as compared with fiscal year 2014.

Overall, assuming the Australian dollar averages 0.90 versus the U.S. dollar, management is comfortable that consolidated revenues for fiscal year 2015 will be in the range of $320 million to $335 million and that consolidated adjusted EBITDA will increase 28% to 33% in fiscal year 2015 from fiscal year 2014. This outlook does not take into account the impact of any acquisitions that may occur in fiscal year 2015.

Conference Call Details

Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time), to discuss the Company’s operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 92087594. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.
A replay of the conference call may be accessed through September 22, 2014 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 92087594.
After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, liquid containment and modular space (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal leasing operations are in the Asia-Pacific regions of Australia and New Zealand, consisting of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions, and in North America, consisting of wholly-owned Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), prominent regional providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, market interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. construction industry or a write-off of all or a part of our goodwill and intangible assets. These involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223
-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended June 30,
	2013	2014
Revenues
Sales:
Lease inventories and fleet	$27,983	$32,381
Manufactured units	6,099	6,692
	34,082	39,073
Leasing	30,885	50,984
	64,967	90,057

Costs and expenses
Cost of Sales:
Lease inventories and fleet (exclusive of the items shown separately below)	19,905	23,682
Manufactured units	5,828	5,332
Direct costs of leasing operations	12,116	18,872
Selling and general expenses	14,661	19,514
Depreciation and amortization	5,656	9,087

Operating income	6,801	13,570

Interest income	15	15
Interest expense	(2,365)	(4,736)
Foreign currency exchange gain (loss) and other	445	(311)
	(1,905)	(5,032)

Income before provision for income taxes	4,896	8,538

Provision for income taxes	2,604	3,999

Net income	2,292	4,539

Preferred stock dividends	(23)	(892)
Noncontrolling interest	(2,113)	(2,831)

Net income attributable to common stockholders	$156	$816

Net income per common share:
Basic	$0.01	$0.03
Diluted	0.01	0.03

Weighted average shares outstanding:
Basic	22,619,553	25,502,246
Diluted	23,095,120	26,514,634

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended June 30,
	2013	2014
Revenues
Sales:
Lease inventories and fleet	$103,003	$116,448
Manufactured units	19,140	19,647
	122,143	136,095
Leasing	123,400	151,010
	245,543	287,105

Costs and expenses
Cost of Sales:
Lease inventories and fleet (exclusive of the items shown separately below)	75,135	88,139
Manufactured units	17,933	14,864
Direct costs of leasing operations	46,755	55,078
Selling and general expenses	54,418	62,612
Depreciation and amortization	21,811	26,371

Operating income	29,491	40,041

Interest income	58	52
Interest expense	(10,969)	(11,952)
Foreign currency exchange gain (loss) and other	1,028	(1,372)
	(9,883)	(13,272)

Income before provision for income taxes	19,608	26,769

Provision for income taxes	8,195	11,620

Net income	11,413	15,149

Preferred stock dividends	(153)	(3,489)
Noncontrolling interest	(7,715)	(7,756)

Net income attributable to common stockholders	$3,545	$3,904

Net income per common share:
Basic	$0.16	$0.16
Diluted	0.16	0.15

Weighted average shares outstanding:
Basic	22,160,101	24,631,284
Diluted	22,633,702	25,643,565

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2013	June 30, 2014
Assets
Cash and cash equivalents	$6,278	$5,846
Trade and other receivables, net	34,360	61,474
Inventories	31,858	27,402
Prepaid expenses and other	5,571	9,919
Property, plant and equipment, net	19,840	30,614
Lease fleet, net	290,165	396,552
Goodwill	68,692	93,166
Other intangible assets, net	16,402	43,516
Total assets	$473,166	$668,489

Liabilities
Trade payables and accrued liabilities	$32,238	$53,838
Income taxes payable	496	1,136
Unearned revenue and advance payments	15,764	14,480
Senior and other debt	162,951	302,877
Deferred tax liabilities	27,576	38,273
Total liabilities	239,025	410,604

Commitments and contingencies	—	—
Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 24,330,257 and 25,657,257 shares issued and outstanding at June 30, 2013 and 2014, respectively	2	3
Additional paid-in capital	120,146	128,030
Accumulated other comprehensive income (loss)	(906)	1,915
Accumulated deficit	(19,179)	(11,786)
Total General Finance Corporation stockholders’ equity	140,163	158,262
Equity of noncontrolling interests	93,978	99,623
Total equity	234,141	257,885
Total liabilities and equity	$473,166	$668,489

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income on a consolidated basis and from operating income for our operating units (in thousands):

	Quarter Ended June 30,		Year Ended June 30,
	2013	2014	2013	2014
Net income	$2,292	$4,539	$11,413	$15,149
Add (deduct) —
Provision for income taxes	2,604	3,999	8,195	11,620
Foreign currency exchange loss (gain) and other	(445)	311	(1,028)	1,372
Interest expense	2,365	4,736	10,969	11,952
Interest income	(15)	(15)	(58)	(52)
Depreciation and amortization	5,835	9,279	22,241	27,127
Share-based compensation expense	348	535	1,316	1,938
Adjusted EBITDA	$12,984	$23,384	$53,048	$69,106

		Quarter Ended June 30, 2013			Quarter Ended June 30, 2014
	Royal Wolf	North American Leasing	North American Manufacturing	Corporate and Intercompany Adjustments	Royal Wolf	North American Leasing	North American Manufacturing	Corporate and Intercompany Adjustments
Operating income (loss)	$ 6,940	$ 2,165	$ 539	$ (1,813)	$ 8,602	$ 7,215	$ 2,996	$ (2,264)
Add -
Depreciation and amortization	3,879	1,694	262	—	3,943	5,161	251	1
Share-based compensation expense	152	76	18	102	258	73	3	201
Adjusted EBITDA	$ 10,971	$ 3,935	$ 819	$ (1,711)	$ 12,803	$ 12,449	$ 3,250	$ (2,062)
Intercompany adjustments				$ (1,030)				$ (3,056)

		Year Ended June 30, 2013			Year Ended June 30, 2014
	Royal Wolf	North American Leasing	North American Manufacturing	Corporate and Intercompany Adjustments	Royal Wolf	North American Leasing	North American Manufacturing	Corporate and Intercompany Adjustments
Operating income (loss)	$ 27,127	$ 8,403	$ 607	$ (4,726)	$ 27,576	$ 17,634	$ 6,079	$ (5,605)
Add -
Depreciation and amortization	15,396	6,154	681	10	15,777	10,584	993	2
Share-based compensation expense	582	259	28	447	858	313	81	686
Adjusted EBITDA	$ 43,105	$ 14,816	$ 1,316	$ (4,269)	$ 44,211	$ 28,531	$ 7,153	$ (4,917)
Intercompany adjustments				$ (1,920)				$ (5,872)